Exhibit (h)(6)
SCHEDULE A
TO THE FUND ACCOUNTING AGREEMENT
BETWEEN
AMERICAN PERFORMANCE FUNDS
AND
BISYS FUND SERVICES OHIO, INC.
JULY 1, 2004
AMENDED AND RESTATED AS OF APRIL 02, 2007
FUNDS
U.S. Treasury Fund
Cash Management Fund
Tax-Free Money Market Fund
Intermediate Tax-Free Bond Fund
Short-Term Income Fund
Intermediate Bond Fund
Bond Fund
Balanced Fund
U.S. Tax-Efficient Large Cap Equity Fund
U.S. Large Cap Equity Fund+
U.S. Mid Cap Equity Fund+
U.S. Small Cap Equity Fund+
U.S. Tax-Efficient Mid Cap Equity Fund+

+  As of April 02, 2007 these Funds have not commenced operations. Until each such Fund commences operation, services will not be rendered and expenses will not be incurred under this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Schedule A to be fully executed as April 02, 2007.

AMERICAN PERFORMANCE FUNDS

By:

Name:

Title:

BISYS FUND SERVICES OHIO, INC.

By:

Name:

Title: